UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 12, 2014
Date of Report (Date of earliest event reported)

Acxiom Corporation
(Exact name of Registrant as specified in charter)

Delaware	0-13163	71-0581897
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

601 E. Third St., Little Rock, Arkansas 72201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 501-342-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2014, Acxiom Corporation, a Delaware corporation (the “Company”), and Big Sky Sub Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”) with LiveRamp, Inc., a Delaware corporation (“LiveRamp”), and The Brenner Group, Inc., a Delaware corporation, as stockholder representative (the “Stockholder Representative”) thereunder, pursuant to which, on the terms and subject to the satisfaction of the conditions set forth therein, Merger Sub will be merged with and into LiveRamp (the “Merger”) and LiveRamp will survive the Merger and become a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, upon consummation of the Merger, all outstanding shares of capital stock and stock options of LiveRamp will be cancelled and converted into the right to receive merger consideration with a value equal to $310 million in the aggregate, subject to certain customary adjustments (the “Merger Consideration”).    Stockholders and holders of vested stock options of LiveRamp will receive their Merger Consideration in cash.  The remaining Merger Consideration will be in the form of Company stock options to be issued in respect of unvested stock options of LiveRamp held by continuing employees that will be assumed by the Company (the “Assumed Company Options”), effective upon consummation of the Merger.  Such Assumed Company Options will continue to have, and be subject to, substantially the same terms (including vesting) set forth in LiveRamp’s 2006 Stock Plan, as amended, and the related option agreements, except that such Assumed Company Options will be exercisable for shares of Company common stock, par value $0.10 per share (“Company Common Stock”), at an exchange ratio to be determined based on the weighted average closing sale price of one share of Company Common Stock during the ten consecutive trading days ending on the second trading day before the closing of the Merger.  Certain portions of the Merger Consideration otherwise payable to certain key employees of LiveRamp will be further subject to holdback by the Company for two years post-closing.  The Company has agreed to file a registration statement on Form S-8 registering the shares of Company Common Stock issuable upon the exercise of the Assumed Company Options pursuant to the Merger.

    The Merger Agreement contains customary representations, warranties and covenants of LiveRamp and the Company.   The Merger Agreement also contains customary indemnification provisions, whereby the stockholders and vested optionholders of LiveRamp will indemnify the Company and affiliated parties for any losses arising out of any inaccuracy in, or breaches of, the representations, warranties and covenants of LiveRamp under the Merger Agreement, pre-closing taxes of LiveRamp, appraisal claims of LiveRamp stockholders and certain other matters.  $31,000,000 of the Merger Consideration otherwise payable in the Merger to LiveRamp stockholders and vested optionholders will be placed in a third party escrow for one year as partial security for the indemnification obligations of LiveRamp stockholders and vested optionholders under the Merger Agreement, and $500,000 of the Merger Consideration otherwise payable in the Merger to LiveRamp stockholders and vested optionholders will be placed in a third party representative expense fund for one year in connection with the Stockholder Representative’s execution of its duties under the Merger Agreement.

The Merger Agreement contains customary closing conditions, including the requisite consent to the adoption of the Merger by LiveRamp’s stockholders, which has already been obtained, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.  The Merger Agreement has been attached to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Company or LiveRamp. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to stockholders, among other limitations.  The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Merger Agreement and should not be relied upon as a disclosure of factual information relating to the Company or LiveRamp. The Merger Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference. The schedules and exhibits to the Merger Agreement have been omitted from the attached Exhibit 2.1 hereto. The Company shall furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

Item 8.01 Other Events.

On May 14, 2014, the Company issued a press release announcing its entry into the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Merger Agreement, dated May 12, 2014, by and among Acxiom Corporation, Big Sky Sub Acquisition, Inc., LiveRamp, Inc., and The Brenner Group
99.1	Press Release, dated May 14, 2014, announcing Acxiom Corporation’s entry into the Merger Agreement with Big Sky Sub Acquisition, Inc., LiveRamp, Inc., and The Brenner Group

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2014	Acxiom Corporation

By: /s/ Jerry C. Jones
Name: Jerry C. Jones Title: Chief Ethics and Legal Officer & Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
2.1	Merger Agreement, dated May 12, 2014, by and among Acxiom Corporation, Big Sky Sub Acquisition, Inc., LiveRamp, Inc., and The Brenner Group
99.1	Press Release, dated May 14, 2014, announcing Acxiom Corporation’s entry into the Merger Agreement with Big Sky Sub Acquisition, Inc., LiveRamp, Inc., and The Brenner Group